Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Western Ohio Financial Corporation 1995 Stock Option and Incentive Plan and the Western Ohio Financial Corporation 1998 Omnibus Incentive Plan, of our report dated January 28, 2004, with respect to the consolidated financial statements of WesBanco, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

September 24, 2004
Pittsburgh, Pennsylvania